EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2002, relating to the consolidated financial statements of Blockbuster Inc., which appears in Blockbuster Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/  PricewaterhouseCoopers LLP

Dallas, Texas

February 13, 2003